As filed with the Securities and Exchange Commission on May 12, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Murphy Oil Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0361522
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9805 Katy Freeway, G-200 Houston, Texas	77024-1269
(Address of Principal Executive Offices)	(Zip Code)

Murphy Oil Corporation 2021 Stock Plan for Non-Employee Directors

(Full Title of the Plan)

E. Ted Botner, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Murphy Oil Corporation

9805 Katy Freeway, G-200

Houston, TX 77024-1269

(Name and Address of Agent For Service)

(281) 675-9000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey P. Crandall, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $1.00 per share	800,000	$18.07	$14,456,000	$1,577.15

(1)	Represents the maximum number of shares of common stock, $1.00 par value, of Murphy Oil Corporation (the “Company” or the “Registrant”), issuable pursuant to the Murphy Oil Corporation 2021 Stock Plan for Non-Employee Directors (the “Plan”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.

(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale prices of shares of the common stock on the New York Stock Exchange on May 6, 2021.

(3)	Rounded to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 001-08590, are incorporated by reference herein:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on February 26, 2021;

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2021, as filed with the Commission on May 6, 2021;

(3) The Company’s Current Reports on Form 8-K, as filed with the Commission on each of February 8, 2021 and March 5, 2021;

(4) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (1) above;

(5) All other reports filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(6) The description of the Company’s common stock contained in the Company’s Exchange Act registration statement on Form 10, filed with the Commission on November 9, 1954, including any amendment thereto or report filed for the purpose of updating such description.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable, see Item 3(5) above.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of original issuance common stock offered under this registration statement is being passed upon for the Company by E. Ted Botner, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company.  Mr. Botner is an officer and employee of the Company and is eligible to participate in the Plan. As of the date of this registration statement, Mr. Botner beneficially owns securities of the Registrant, including options to acquire such securities and restricted stock units in respect of such securities, with a fair market value in excess of $50,000.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

The above discussion of our amended certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such amended certificate of incorporation, bylaws and statutes.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Murphy Oil Corporation, as amended effective May 11, 2005 (filed as Exhibit 3.1 to our Form 10-K filed February 28, 2011 (Commission File No. 001-08590) and included herein by reference)

4.2	Bylaws of Murphy Oil Corporation, as amended effective August 5, 2020 (filed as Exhibit 3.2 to our Form 10-Q filed August 6, 2020 (Commission File No. 001-08590), and included herein by reference)

5.1	Opinion of E. Ted Botner, Senior Vice President, General Counsel and Corporate Secretary of Murphy Oil Corporation, with respect to the original issuance of Company common stock under the Plan

23.1	Consent of Independent Registered Public Accounting Firm KPMG LLP

23.2	Consent of E. Ted Botner (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Murphy Oil Corporation 2021 Stock Plan for Non-Employee Directors

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2021.

MURPHY OIL CORPORATION

By:	/s/ E. Ted Botner
	Name:	E. Ted Botner
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints E. Ted Botner and Eric M. Hambly, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on May 12, 2021 in the capacities indicated.

SIGNATURE	TITLE

/s/ Claiborne P. Deming
Claiborne P. Deming	Chairman and Director

/s/ Roger W. Jenkins
Roger W. Jenkins	President, Chief Executive Officer and Director

/s/ T. Jay Collins
T. Jay Collins	Director

/s/ Steven A. Cossé
Steven A. Cossé	Director

/s/ Lawrence R. Dickerson
Lawrence R. Dickerson	Director

/s/ Elisabeth W. Keller
Elisabeth W. Keller	Director

/s/ James V. Kelley
James V. Kelley	Director

/s/ R. Madison Murphy
R. Madison Murphy	Director

/s/ Jeffrey W. Nolan
Jeffrey W. Nolan	Director

/s/ Robert N. Ryan, Jr.
Robert N. Ryan, Jr.	Director

/s/ Neal E. Schmale
Neal E. Schmale	Director

/s/ Laura A. Sugg
Laura A. Sugg	Director

/s/ David R. Looney
David R. Looney	Executive Vice President and Chief Financial Officer

/s/ Christopher D. Hulse
Christopher D. Hulse	Vice President and Controller